EXHIBIT 99.1

Contact:	Mike Dickerson	FOR IMMEDIATE RELEASE
	Sr. Manager, Corp. Communications	Moved On PR Newswire
	Corporate	Date: March 7, 2003
310.615.1647
mdickers@csc.com

Bill Lackey
Director, Investor Relations
Corporate
310.615.1700
blackey3@csc.com

COMPUTER SCIENCES CORPORATION COMPLETES

ACQUISITION OF DYNCORP

Acquisition Boosts CSC's Homeland Defense Profile,

Strengthens Overall Presence in U.S. Federal Marketplace

                    EL SEGUNDO, Calif., March 7, 2003 - Computer Sciences Corporation (NYSE: CSC) today announced that the company has completed its acquisition of DynCorp. The announcement follows approval of the acquisition by the holders of a majority of the outstanding DynCorp shares at a special stockholder's meeting held earlier today.

                    Each of the approximately 10,800,000 outstanding DynCorp shares was converted into $15 in cash and 1.3940 shares of CSC stock. CSC also assumed and paid off all of DynCorp's interest bearing debt which totaled approximately $306.0 million, including principal prepayment premiums and accrued interest.

                    CSC expects the acquisition to be accretive to earnings for fiscal 2004 excluding the impact of a special charge related to the transaction.

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Computer Sciences Corporation - Page 2                                                                            March 7, 2003

                    "We are pleased to conclude this acquisition, which greatly strengthens our leadership position in the U.S. federal marketplace and furthers our strategic goals of delivering continued growth and increased shareholder value," said CSC Chairman and Chief Executive Officer Van B. Honeycutt. "This transaction provides CSC with increased access to the growing federal information technology services market and expands our service delivery capabilities. As a result, CSC is ideally positioned to provide on a global basis a greater breadth of end-to-end solutions to both civil agencies and the Department of Defense."

                    DynCorp, ranked among the largest U.S.-based, employee-owned technology and outsourcing firms prior to the acquisition, becomes part of CSC's Federal Sector business unit, based in Falls Church, Va. The combined Federal Sector organization is expected to derive approximately $6 billion in annual revenue from the federal government (based upon estimated fiscal 2003 year-end revenues) and have approximately 40,000 employees serving the U.S. government in 750 locations worldwide.

                    "Today clearly marks a pivotal moment in the history of DynCorp and in the lives and careers of the thousands of people who are, and have been, an integral part of this great company," DynCorp President and Chief Executive Officer Paul Lombardi said earlier today. "With the merger completed, we now move on to new, exciting career opportunities for employees and vastly expanded offerings for our customers."

                    The service offerings and technologies of CSC's newly expanded Federal Sector organization strengthen the company's substantial existing capabilities to support the new Department of Homeland Security. The acquisition also affords CSC greater capability, depth and presence in federal outsourcing, base and range operations, telecommunications, training and simulation, and the federal healthcare market.

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Computer Sciences Corporation - Page 3                                                                            March 7, 2003

                    "We are delighted to welcome the skilled and dedicated employees of DynCorp to CSC," said Paul Cofoni, president of CSC's Federal Sector unit. "Almost 50 percent of CSC's employees, myself included, came to the company by way of merger, acquisition or outsourcing. We are committed to ensuring that this transition is as seamless as possible to both our customers and our work force."

                    The combination of CSC and DynCorp, he noted, creates an organization that ranks as the third largest U.S. federal information technology (IT) contractor and a top ten Department of Defense contractor.

                    Founded in 1959, Computer Sciences Corporation is one of the world's leading IT services companies. CSC's mission is to provide customers in industry and government with solutions crafted to meet their specific challenges and enable them to profit from the advanced use of technology.

                    With approximately 90,000 employees, including more than 26,000 from CSC's March 7, 2003 acquisition of DynCorp, CSC provides innovative solutions for customers around the world by applying leading technologies and CSC's own advanced capabilities. These include systems design and integration; IT and business process outsourcing; applications software development; Web and application hosting; and management consulting. Headquartered in El Segundo, Calif., CSC reported revenue of $11.3 billion for the 12 months ended Dec. 27, 2002. For more information, visit the company's Web site at www.csc.com.

                    All statements and assumptions in this press release that do not directly and exclusively relate to historical facts constitute "forward-looking statements" within the meaning of the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements represent the current expectations and beliefs of Computer Sciences Corporation, but are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results described in such statements. For a description of these factors, see the section titled "Management's Discussion and Analysis of Financial Condition and Results of Operations; Forward-Looking Statements" in CSC's Quarterly Report on Form 10-Q for the fiscal quarter ended December 27, 2002.

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